EXECUTION VERSION

Exhibit 4.8

Security Assignment Agreement

dated as of 26 July 2016

by and between

Elizabeth Arden International Sàrl Chemin de Joinville 28 1216 Cointrin Switzerland	(the Assignor)

and

JPMorgan Chase Bank, N.A. Loans Agency 6th Floor 25 Bank Street, Canary Wharf London E145JP United Kingdom	(the Administrative Agent)

acting as Administrative Agent in its own name but for the benefit of the Secured Parties (as defined below)

regarding

Security Assignment Agreement

assignment of bank account claims, accounts, insurance claims and intra-group receivables

Security Assignment Agreement

Table of Contents

1. Definitions and Interpretation		1
1.1.	Definitions	1
1.2.	Interpretation	4

2. Assignment of Assigned Claims		5
2.1.	Assignment	5
2.2.	Accessory Rights	5

3. Accounts		6
3.1.	Notification	6
3.2.	Information and other Duties	6
3.3.	Use of Accounts	6

4. Intra-Group Receivables		7
4.1.	Notification	7
4.2.	Information Duties	7
4.3.	Use of Intra-Group Receivables	8

5. Insurance Claims		8
5.1.	Notification	8
5.2.	Information and other Duties	8
5.3.	Use of Insurance Claims	9

6. Bank Account Claims		9
6.1.	Notification	9
6.2.	Operation of Bank Accounts	10
6.3.	Information Duties	10
6.4.	Banking Secrecy	11
6.5.	New Bank Accounts	11

7. Representations and Warranties		11

8. Undertakings of the Assignor		12

9. Enforcement		13

10. Swiss Up-Stream and Cross-Stream Limitation and Withholding Tax		16

11. Continuing and Independent Security		18

Security Assignment Agreement

12. Application of Proceeds		19

13. Avoidance of Payments		19

14. Further Rights of the Administrative Agent		19

15. Exculpation and Indemnity		20

16. Taxes, Cost and Expenses		20

17. Reassignment of Assigned Claims		21

18. Right to Assign		21

19. Miscellaneous		22
19.1.	Waivers and amendment	22
19.2.	Notices	22
19.3.	Severability	23
19.4.	Counterparts	23
19.5.	Governing Law and Jurisdiction	23

Annex 1: List of Accounts		26

Annex 2: Form of Notice of Assignment to Debtors of Accounts		27

Annex 3: List of Intra-Group Receivables		29

Annex 4: Form of Notice of Assignment to Intra-Group Debtors		30

Annex 5: List of Insurance Policies of the Assignor		32

Annex 6: Form of Notice of Assignment to Insurance Companies		33

Annex 7: Form of Acknowledgment Letter by Insurance Companies		35

Annex 8: List of Bank Accounts		36

Annex 9: Form of Notice of Assignment to Swiss Account Banks		37

Annex 10: Form of Revocation Notice		41

Security Assignment Agreement

WHEREAS

A)	Pursuant to the terms of the Credit Agreement (as defined below), the lenders under the Credit Agreement have agreed to make available to the Borrowers (as defined in the Credit Agreement) certain credit facilities under the Credit Agreement subject to the terms and conditions contained therein.

B)	It is envisaged that the Assignor provides security over the Assigned Claims for the benefit of the Secured Parties (as defined in the Credit Agreement) as security for the Secured Obligations (as defined below).

C)	In accordance with the Credit Agreement (as defined below), each Secured Party has appointed the Administrative Agent to act as Administrative Agent and to hold the security hereby created as agent (Halten unter einem Treuhandverhältnis) in its own name but for the benefit of all Secured Parties.

NOW THEREFORE, the parties hereto agree as follows

1.	Definitions and Interpretation

1.1.	Definitions

A term defined in the Credit Agreement shall, unless otherwise defined in this Agreement, have the same meaning when used in this Agreement.

When used in this Agreement only, the following capitalised terms shall have the meaning assigned to them below:

Accounts means any and all present and future claims and receivables of the Assignor, whether actual or contingent, whether due now or becoming due hereafter, against all clients, purchasers, suppliers, lessees or any of them (including members of the Group), arising out of or in connection with any leasing, or other supply of goods and/or services (including the renting of properties or licensing of intellectual property rights) by or to the Assignor, together with all ancillary and security rights (including the right to receive the proceeds of any indemnity, warranty, guarantee, negotiable instrument or collateral security) relating thereto, but excluding any Insurance Claims and Intra-Group Receivables;

Security Assignment Agreement

Agreement means this assignment agreement;

Assigned Claims means (i) the Bank Account Claims, (ii) the Accounts, (iii) the Insurance Claims and (iv) the Intra-Group Receivables;

Assignment means the assignments for security purposes under this Agreement by the Assignor of the Assigned Claims to the Administrative Agent pursuant to art. 164 et seq. of the Swiss Code of Obligations (Sicherungszession);

Bank Account Claims means all present and future rights in and claims to which the Assignor now is or hereafter may become entitled to or in respect of the Bank Accounts (i.e. the respective claims against the Swiss Account Bank), including the balance standing to the credit of the Assignor from time to time;

Bank Accounts means, except for payment payroll only accounts, any bank accounts now or in the future held by the Assignor with a bank entity (including, for the avoidance of doubt, any branch) of the Swiss Account Bank located in Switzerland, including all current bank accounts set out in Annex 8;

Bank’s Pledge shall mean the right of set-off, pledge, retention or similar right or charge in respect of the Bank Account Claims in favour of the Swiss Account Bank, which are created by the standard terms and conditions of any such Swiss Account Bank;

Credit Agreement means the Fourth Amended and Restated Credit Agreement dated on or about the date hereof by and among ELIZABETH ARDEN, INC. as the U.S. Borrower, ELIZABETH ARDEN (CANADA) LIMITED as the Canadian Borrower, the Assignor as the Swiss Borrower, ELIZABETH ARDEN (UK) LTD. as the U.K. Borrower, the other Loan Parties (as defined therein), the Lenders (as defined therein), the Administrative Agent and BANK OF AMERICA, N.A., as U.S. collateral agent;

Debtor means each debtor of any of the Assigned Claims;

Event of Default means an Event of Default as defined in the Credit Agreement;

Insurance Claims mean all present and future, actual and contingent claims and receivables of the Assignor, together with all ancillary and security rights attached thereto, arising out of or in connection with any Insurance Policies;

Security Assignment Agreement

Insurance Company means any insurance institution or insurance company licensed as such in Switzerland (except for health insurance and pension or old age insurance institutions);

Insurance Policies mean all present and future insurance contracts governed by Swiss law under which the Assignor is the policy holder, the insured person and/or a loss payee (including those set out in Annex 5 but not including third party liability insurances (Haftpflichtversicherungen) or insurances in favour of employees, such as, e.g., any kind of pension arrangements, or any substitute thereof (irrespective of whether such insurances are on a standalone basis or part of a bundled insurance contract));

Intra-Group Debtor means the debtor of an Intra-Group Receivable;

Intra-Group Receivables means any and all present and future monetary claims and receivables of the Assignor, whether actual or contingent, whether due now or becoming due hereafter, against any of its affiliates arising from, or in connection with, the granting of intra-group loans or any other agreement, instrument or document (including intra-group sale and service agreements), together with all ancillary and security rights (including the right to receive the proceeds of any indemnity, warranty, guarantee, negotiable instrument or collateral security) relating thereto;

Notice of Assignment to Debtors of Accounts means the notice substantially in the form set out in Annex 2 to this Agreement;

Notice of Assignment to Insurance Companies means the notice substantially in the form set out in Annex 6 to this Agreement;

Notices of Assignment to Intra-Group Debtors means the notice substantially in the form set out in Annex 4 to this Agreement;

Notice of Assignment to Swiss Account Banks means the notice substantially in the form set out in Annex 9;

Secured Obligations means the Foreign Secured Obligations as defined in the Credit Agreement;

Swiss Account Bank means Credit Suisse AG; HSBC Bank plc, London, Zurich Branch;

Security Assignment Agreement

Swiss Code of Obligations means the Swiss Code of Obligations (Schweizerisches Obligationenrecht) as amended and restated from time to time;

Swiss Federal Tax Administration means the tax authorities referred to in article 34 of the Swiss Withholding Tax Act;

Swiss Withholding Tax means taxes imposed under the Swiss Withholding Tax Act; and

Swiss Withholding Tax Act means the Swiss Federal Act on the Withholding Tax (Bundesgesetz über die Verrechnungssteuer), together with the related ordinances, regulations and guidelines, all as amended and applicable from time to time.

1.2.	Interpretation

In this Agreement

(a)	references to any person include a reference to any physical or legal person, corporation or other body corporate, government, state or agency of a state or any joint venture, association or partnership (whether or not having separate legal personality), as well as to any of its successors, permitted assignees and transferees;

(b)	any references to a Loan Document or any other agreement, instrument or document are references to that Loan Document or other agreement, instrument or document as amended, restated, novated, supplemented, extended or replaced, from time to time, in accordance with its terms and includes any change in the purpose of, any extension of or any increase in any facility, any increase in any margin, or the addition of any new facility under that Loan Document or other agreement, instrument or document;

(c)	references to Clauses and Annexes are references to, respectively, clauses of and annexes to this Agreement;

(d)	words importing the plural shall include the singular and vice versa;

Security Assignment Agreement

(e)	“including” means “including without limitation”, not limiting the term(s) to which the word relates to the example(s) thereafter mentioned; and

(f)	references herein to the Administrative Agent shall be read as references to the Administrative Agent acting as agent (Halten unter einem Treuhandverhältnis) in its own name but for the benefit of all Secured Parties.

2.	Assignment of Assigned Claims

2.1.	Assignment

The Assignor hereby agrees to assign and hereby unconditionally assigns the Assigned Claims to the Administrative Agent as a continuing first ranking security (Sicherungszession) free and clear of any security in favour of third parties (except for any Bank’s Pledge, to the extent not waived by the respective Swiss Account Bank), in order to secure the Secured Obligations.

2.2.	Accessory Rights

If and insofar as accessory rights and rights which are or hereafter will be dependent upon any Assigned Claims, such as rights arising out of (bank) guarantees connected or hereafter to be connected with any Assigned Claims, have not already passed to the Administrative Agent by virtue of the assignment of such Assigned Claims pursuant hereto, the Assignor undertakes to promptly assign or transfer such accessory rights to the Administrative Agent by means of a separate declaration of assignment or transfer. In case such accessory rights have not been assigned or transferred to the Administrative Agent, the Assignor hereby grants an irrevocable power of attorney to the Administrative Agent and any of the Administrative Agent’s successors, transferees or assigns in order to exercise such rights in the Assignor’s name and in its own interest at any time hereinafter.

Security Assignment Agreement

3.	Accounts

3.1.	Notification

(a)	After an Event of Default has occurred and is continuing or if Total Availability is (i) less than $15,000,000 at any time that the ratio of Cash Flow to Debt Service is 1.10 to 1.00 or greater and (ii) at all other times less than $20,000,000, at the request of the Administrative Agent in its sole discretion, the Assignor agrees that if any of its Debtors have not previously received notice of the security interest of the Administrative Agent over its Accounts, it shall promptly give notice to such Debtors and if the Assignor does not serve such notice, the Assignor hereby authorizes the Administrative Agent to serve such notice on its behalf. All such notices to be given by the Assignor shall be substantially in the form of the Notice of Assignment to Debtors of the Accounts.

(b)	Irrespective of the foregoing, the Administrative Agent shall be entitled to notify the Debtors of the Accounts of the Assignment of the Accounts under this Agreement at any time in a form as it deems appropriate if and to the extent such notification is necessary to preserve its rights under the Loan Documents.

3.2.	Information and other Duties

The Assignor shall provide the Administrative Agent on a monthly basis, for the first time as of 31 July, and then as per the end of each month (in each case within 5 Business Days following such dates), and in any event immediately upon the occurrence of an Event of Default and upon reasonable request by the Administrative Agent within 10 Business Days following such request, with correct, complete and up-to-date list of Accounts identifying each Account outstanding and assigned hereunder, specifying the name and address of each debtor, the invoice number, date and amount, substantially in the form of Annex 1 hereto.

3.3.	Use of Accounts

Subject to and in accordance with the terms and conditions of the Loan Documents, the Administrative Agent hereby grants the power of attorney to and authorises the Assignor to collect any Accounts and apply any proceeds freely in the course of its business acting with the standard of care of a prudent merchant for as long as no Event of Default has occurred.

Security Assignment Agreement

4.	Intra-Group Receivables

4.1.	Notification

(a)	Following the occurrence of an Event of Default, the Administrative Agent shall be authorised to request the Assignor to notify the Intra-Group Debtors of the Assignment of the Intra-Group Receivables and/or to itself notify the Intra-Group Debtors of the Assignment of the Intra-Group Receivables. All such notices to be given by the Assignor shall be substantially in the form of the Notice of Assignment to Intra-Group Debtors.

(b)	Irrespective of the foregoing, the Administrative Agent shall be entitled to notify the Intra-Group Debtors of the Assignment of the Intra-Group Receivables under this Agreement at any time in a form as it deems appropriate if and to the extent such notification is necessary to preserve its rights under the Loan Documents.

4.2.	Information Duties

(a)	The Assignor shall provide the Administrative Agent on a quarterly basis, for the first time 30 September, and then as per 30 September, 31 December, 31 March and 30 June of each year (in each case within 15 Business Days following such dates), and in any event immediately upon the occurrence of an Event of Default and upon reasonable request by the Administrative Agent within 10 Business Days following such request, with correct, complete and up-to-date list of Intra-Group Receivables identifying each Intra-Group Receivable, substantially in the form of Annex 3.

(b)	Upon request of the Administrative Agent, the Assignor shall deliver to the Administrative Agent copies of all intra-group loan or sales/service agreements relating to Intra-Group Receivables.

Security Assignment Agreement

4.3.	Use of Intra-Group Receivables

Subject to and in accordance with the terms and conditions of the Loan Documents, the Administrative Agent hereby grants the power of attorney to and authorises the Assignor to collect any Intra-Group Receivables and apply any proceeds freely in the course of its business acting with the standard of care of a prudent merchant for as long as no Event of Default has occurred.

5.	Insurance Claims

5.1.	Notification

(a)	In respect of Insurance Claims existing at the date hereof, the Assignor shall furnish to the Administrative Agent within 5 Business Days after the date hereof copies of the signed Notices of Assignment to Insurance Companies sent to the respective Insurance Companies.

(b)	The Assignor shall use its best endeavors to obtain in respect of each Insurance Policy the Notices of Assignment to Insurance Companies countersigned by the respective Insurance Company within 25 Business Days after the service of such notice pursuant to clause 5.1(b) (Notification) above.

(c)	Irrespective of the foregoing, the Administrative Agent shall be entitled to notify the Insurance Companies of the Assignment of the Insurance Claims under this Agreement at any time in a form as it deems appropriate if and to the extent such notification is necessary to preserve its rights under the Loan Documents.

5.2.	Information and other Duties

(a)	The Assignor shall provide the Administrative Agent on a quarterly basis, for the first time 30 September, and then as per 30 September, 31 December, 31 March and 30 June of each year (in each case within 15 Business Days following such dates), and in any event immediately upon the occurrence of an Event of Default and upon reasonable request by the Administrative Agent within 10 Business Days following such request, with an up-to-date, complete and correct list in the form as set out in Annex 5, which shall give details of the Insurance Policies and each existing Insurance Claim at the relevant time.

Security Assignment Agreement

(b)	As of the date hereof, the Assignor shall deliver to the Administrative Agent the original Insurance Policies (together with a copy of the applicable insurance terms and conditions) now existing and promptly do so in the future when new Insurance Policies (and/or insurance terms and conditions) are issued by an Insurance Company.

5.3.	Use of Insurance Claims

Subject to and in accordance with the terms and conditions of the Loan Documents, the Administrative Agent hereby grants the power of attorney to and authorises the Assignor to collect any Insurance Claims and apply any proceeds freely in the course of its business acting with the standard of care of a prudent merchant for as long as no Event of Default has occurred.

6.	Bank Account Claims

6.1.	Notification

(a)	In respect of Bank Account Claims existing at the date hereof, the Assignor shall furnish to the Administrative Agent within 5 Business Days after the date hereof copies of the signed Notices of Assignment to Swiss Account Banks sent to the respective Swiss Account Banks.

(b)	The Assignor shall use its best endeavors to obtain in respect of each Bank Account the Notices of Assignment to Swiss Account Banks countersigned by the respective Swiss Account Banks within 25 Business Days after the service of such notice pursuant to clause 6.1(a) (Notification) above.

(c)	The Administrative Agent shall be entitled to notify the Swiss Account Bank of the Assignment of the Bank Account Claims under this Agreement at any time if and to the extent such notification is necessary to preserve its rights under the Loan Documents.

Security Assignment Agreement

6.2.	Operation of Bank Accounts

(a)	Subject to and in accordance with the terms and conditions of the Loan Documents, the Administrative Agent hereby grants the power of attorney to and authorises the Assignor to dispose of the Bank Account Claims and, in particular, to use any balance on its Bank Accounts freely in the course of its business acting with the standard of care of a prudent merchant for as long as no Event of Default has occurred.

(b)	If and to the extent necessary to preserve its rights under this Agreement the Administrative Agent shall be entitled to revoke such power of attorney at any time and to instruct the Swiss Account Bank to make payments directly to the Administrative Agent or to any other person as it may designate.

6.3.	Information Duties

(a)	The Assignor shall provide the Administrative Agent on a quarterly basis, for the first time 30 September, and then as per 30 September, 31 December, 31 March and 30 June of each year (in each case within 15 Business Days following such dates), and in any event immediately upon the occurrence of an Event of Default and upon reasonable request by the Administrative Agent within 10 Business Days following such request, with correct, complete and up-to-date account statements for the Bank Account evidencing all then outstanding Bank Account Claims. The Assignor shall instruct the Swiss Account Bank to deliver to the Administrative Agent all such information requested by it in respect of the Bank Account.

(b)	Irrespective of the foregoing, the Administrative Agent shall be entitled to request from the Swiss Account Bank account statements for the Bank Account evidencing all then existing account balances or securities held in an account at any time without the participation and/or prior consent of the Assignor.

Security Assignment Agreement

6.4.	Banking Secrecy

With respect to and for the benefit of the Administrative Agent, the Assignor hereby irrevocably and unconditionally waives and releases the Swiss Account Bank from any banking secrecy and confidentiality rights in relation to the Bank Account and the Bank Account Claims. To the extent required by the Swiss Account Bank, the Assignor shall provide the Swiss Account Bank with a separate waiver letter.

6.5.	New Bank Accounts

The Assignor shall upon establishing a new Bank Account promptly deliver to the Administrative Agent an updated list of the Bank Accounts substantially in the form set out in Annex 8.

7.	Representations and Warranties

Without prejudice and in addition to the representations and warranties made by the Assignor under the Credit Agreement which are incorporated herein by way of reference, the Assignor makes the representations and warranties set out herein in favour of the Administrative Agent and the other Secured Parties and acknowledges that each Secured Party entered into the Loan Documents in full reliance on those representations and warranties:

(a)	this Agreement constitutes legal, valid and binding obligations that are enforceable against the Assignor pursuant to its terms;

(b)	in respect of the Assigned Claims:

(i)	it is the sole and unencumbered creditor and beneficiary of, and entitled to all rights and benefits under each of the Assigned Claims if and once they have come into existence (except for any Bank’s Pledge);

(ii)	each of the Assigned Claims is freely assignable by the Assignor and free from any security (except for any Bank’s Pledge, to the extent not waived by the respective Swiss Account Bank);

(iii)	it has (except for any Bank’s Pledge) not created a security over any Assigned Claim nor in whole or part assigned or transferred to any third party, waived, reduced, settled, released, or otherwise modified or entered into an undertaking to do so or otherwise disposed of any Assigned Claim;

Security Assignment Agreement

(iv)	to the best of its knowledge, it has complied with the material terms and undertakings of each contract relating to each Assigned Claim in all material aspects;

(v)	there is and will be no agreement entered into between the Assignor and any third party relating to any Assigned Claims that could negatively affect the obligations of the Assignor or the rights of the Administrative Agent under this Agreement or the enforcement of the Assigned Claims (for the avoidance of doubt, this representation does not relate to any agreements with Swiss Account Banks to the extent they contain a Bank’s Pledge); and

(vi)	other than the Insurance Policies, there exist no acknowledgment of debt (Schuldschein) which evidences any Assigned Claim.

The representations and warranties set out in this clause 7 (Representations and Warranties) are made as per the date hereof and during the subsistence of this Agreement and are deemed to be repeated upon each delivery of a list pursuant to clauses 3.2 (Information and other Duties), 4.2 (Information Duties), 5.2 (Information and other Duties) or 6.3 (Information Duties).

8.	Undertakings of the Assignor

Unless permitted or otherwise provided for in the Loan Documents or this Agreement or by the Administrative Agent’s prior written consent, the Assignor hereby undertakes to the Administrative Agent and the other Secured Parties as follows:

(a)	to take any steps necessary or appropriate to protect and maintain the Assigned Claims, collect the Assigned Claims in the ordinary course of business and take all measures required to ensure that the Assigned Claims are paid when due;

(b)	to comply with the material terms and undertakings of all contracts under which the Assigned Claims have accrued or will accrue in the future in all material aspects;

(c)	not to close the Bank Account without the prior written consent of the Administrative Agent;

Security Assignment Agreement

(d)	to promptly provide the Administrative Agent with all bank account establishment documents relating to any renewal, re-designation or replacement of the existing Bank Account, including, but not limited to, the opening of any additional account or sub-account;

(e)	to promptly inform the Administrative Agent of any fact or event which is likely at any time to jeopardise or affect in a materially adverse manner the Administrative Agent’s right over the Assigned Claims or the Administrative Agent’s ability to collect the Assigned Claims in accordance with the terms of this Agreement, including any action aimed at putting the Assignor in bankruptcy or at purporting to seize or attach any Assigned Claims;

(f)	to provide promptly to the Administrative Agent any acknowledgment of debt (Schuldschein) which evidences an Assigned Claim;

(g)	not to:

(i)	assign or purport to assign Assigned Claims, other than as provided in this Agreement;

(ii)	create or agree to create or (except for any Bank’s Pledge existing as of the date of this Agreement) permit to subsist any encumbrance on, or any other third party right relating to any Assigned Claim;

(iii)	agree to restrict the assignability of any Assigned Claim; and

(iv)	alter, waive, compromise, discount or reduce any Assigned Claim, or change the terms of payment of any Assigned Claim.

9.	Enforcement

(a)	Upon the occurrence of an Event of Default and at any time thereafter while the same is continuing, the Assignor shall:

(i)	immediately provide the Administrative Agent with a list setting forth in reasonable detail all Assigned Claims and, upon the Administrative Agent’s request, any and all such further information, agreements and documents (including original copies thereof) evidencing the Assigned Claims as the Administrative Agent may reasonably require in order to allow the Administrative Agent to collect and enforce the Assigned Claims; and

Security Assignment Agreement

(ii)	upon Administrative Agent’s request, instruct, at its own expense, but in the Administrative Agent’s name and in form and substance as the Administrative Agent may in its reasonable discretion see fit, each third party debtor of each Assigned Claim to make all payments thereunder into an account specified by the Administrative Agent.

(b)	Without prejudice to any other right or remedy available to the Administrative Agent, upon the occurrence of an Event of Default and at any time thereafter while the same is continuing, the Administrative Agent shall have the right, but not the obligation, to do the following at its discretion and without any further notice or formality to the Assignor:

(i)	to notify the Debtors of the Assigned Claims of the assignment of such claims to the Administrative Agent and demand payment to itself (in form and substance as the Administrative Agent may in its reasonable discretion see fit);

(ii)	to collect any payment due or thereafter becoming due or being effected under the Assigned Claims and to set-off the amounts collected and /or the proceeds realized (less all costs and expenses) against any of the Secured Obligations;

(iii)	to collect any account balance due or thereafter becoming due under the Bank Account Claims and/or to realize or liquidate any assets which are held in the Bank Account (less all costs and expenses) against any of the Secured Obligations;

(iv)	to undertake on its own initiative any necessary steps to collect an overdue or bad claim under any of the Assigned Claims;

(v)	instead of awaiting the receipt of payments from the Debtors of any Assigned Claims, the Administrative Agent may, at its discretion and without any further formality or previous notice to the Assignor, realise the Assigned Claims by means of a private sale (including without limitation, but only to the extent legally admissible, a purchase by the Administrative Agent itself (Selbsteintritt)) or public auction and assign such Assigned Claims to any third party and to set-off the proceeds (less all costs and expenses) of such realization against any of the Secured Obligations.

Security Assignment Agreement

(c)	For the avoidance of doubt, the Administrative Agent shall, in the event that it has demanded payment of any Assigned Claims from the Debtors to itself, in no event be obligated to take any further measures (including without limitations any debt collection measures) in relation to any Assigned Claims.

(d)	Notwithstanding the provisions in this clause 9 (Enforcement), upon the occurrence of an Event of Default and at any time thereafter while the same is continuing, the Administrative Agent is at liberty to enforce any Secured Obligations prior to the collection or enforcement of any Assigned Claims and commence or pursue the regular debt enforcement proceedings against the Assignor without having first to collect or enforce any Assigned Claims, without foregoing any of its rights in relation to the Assigned Claims.

(e)	If an Assigned Claim is secured by any type of security, and if such Assigned Claim is not fully paid in due time, upon the occurrence of an Event of Default and at any time thereafter while the same is continuing, the Administrative Agent may realise and enforce such security at its discretion and without any further formality or previous notice to the Assignor.

(f)	The Administrative Agent may, at its discretion, determine the order of the collection or enforcement (if any) of the Assigned Claims.

(g)	Following the occurrence of an Event of Default, the Assignor (as the Administrative Agent’s fiduciary agent) shall, if payments are made to it rather than to the Administrative Agent hold any payments received under or in relation to any Assigned Claims in a separate account, without commingling the same with its other funds and shall turn the same over to the Administrative Agent in the identical form as received on the Business Day following the day such payments were received by the Assignor.

Security Assignment Agreement

10.	Swiss Up-Stream and Cross-Stream Limitation and Withholding Tax

(a)	If and to the extent the Assignor has to fulfil any guarantee, obligation, liability, indemnity or undertaking under this Agreement or any other Loan Document (a “Guarantee Liability”), or if any proceeds from the realization of a security over any asset granted by the Assignor under this Agreement or any other Loan Document (a “Charge”) are to be applied, for or in relation to any obligation, undertaking, indemnity or liability of any other Loan Party (other than the Assignor or any of its wholly owned direct or indirect subsidiaries) and if complying with a Guarantee Liability or permitting the application of the proceeds from the realization of any Charge would constitute a repayment of capital (Einlagerückgewähr), a violation of the legally protected reserves (gesetzlich geschützte Reserven) or the payment of a (constructive) dividend (verdeckte Gewinnausschüttung) by the Assignor or would otherwise be restricted under Swiss law and practice then applicable, the Assignor’s aggregate liability under any Guarantee Liability and/or the application of the proceeds from the realization of any Charge, as applicable, shall be limited to the amount of the Assignor’s freely disposable equity at the time when payment is claimed under a Guarantee Liability or, as applicable, the proceeds from the realization of a Charge are to be applied (the “Swiss Limitation”), whereby for the purpose of this clause 10 (Swiss Up-Stream and Cross-Stream Limitation and Withholding Tax), freely disposable equity means the amount equal to the maximum amount in which the Assignor can make a dividend payment to its shareholders under applicable law at that point in time (the “Freely Disposable Amount”).

(b)	The Swiss Limitation shall only apply to the extent it is a requirement under applicable law at the time the Assignor is required to perform a Guarantee Liability or at the time when the proceeds from the realization of a Charge are to be applied. Such Swiss Limitation shall not free the Assignor from its Guarantee Liability or from permitting the application of the proceeds from the realization of a Charge, respectively, in excess of the Freely Disposable Amount, but merely postpone the fulfilment or application thereof until such times when the Assignor has again freely disposable equity and if and to the extent such freely disposable equity is available.

Security Assignment Agreement

(c)	The Assignor shall take and cause to be taken all and any action, to the extent reasonably practical and possible, including, without limitation, (i) the passing of any quotaholders’ resolutions to approve any payment or other performance under this Agreement or any other Loan Document, (ii) the provision of an audited interim balance sheet, and (iii) the provision of a confirmation from the auditors of the Assignor that a payment of the Assignor under the Loan Documents in an amount corresponding to the Freely Disposable Amount is in compliance with the provisions of Swiss corporate law which are aimed at protecting the share capital and legal reserves, in order to allow payment of amounts owed by the Assignor under the Loan Documents as well as the performance by the Assignor of other obligations under the Loan Documents.

(d)	If so required under applicable law (including tax treaties) at the time it is required to make a payment under a Guarantee Liability or, as applicable, the proceeds from the realization of a Charge are to be applied, the Assignor:

(i)	shall use its best efforts to ensure that such enforcement can be made without deduction of Swiss Withholding Tax, or with deduction of Swiss Withholding Tax at a reduced rate, by discharging the liability to such tax by notification pursuant to applicable law (including tax treaties) rather than payment of the tax;

(ii)	shall deduct the Swiss Withholding Tax at such rate (being 35 percent on the date hereof) as in force from time to time if the notification procedure pursuant to sub-paragraph (i) above does not apply; or shall deduct the Swiss Withholding Tax at the reduced rate resulting after discharge of part of such tax by notification if the notification procedure pursuant to sub-paragraph (i) applies for a part of the Swiss Withholding Tax only; and shall pay within the time allowed any such taxes deducted to the Swiss Federal Tax Administration; and

(iii)	shall promptly notify the Administrative Agent that such notification or, as the case may be, deduction has been made, and provide the Administrative Agent with evidence that such a notification of the Swiss Federal Tax Administration has been made or, as the case may be, such taxes deducted have been paid to the Swiss Federal Tax Administration.

Security Assignment Agreement

(e)	In the case of a deduction of Swiss Withholding Tax, the Assignor shall ensure that any person that is entitled to a full or partial refund of the Swiss Withholding Tax deducted from such payment under this Agreement, will, as soon as possible after such deduction:

(i)	request a refund of the Swiss Withholding Tax under applicable law (including tax treaties), and

(ii)	pay to the Administrative Agent upon receipt any amount so refunded.

The Administrative Agent shall co-operate with the Assignor to secure such refund.

(f)	If the fulfilment of a Guarantee Liability or the application of the proceeds from the realisation of any Charge is subject to the Swiss Limitation, then the Assignor shall, upon request of the Administrative Agent, to the extent permitted by applicable law, revalue upward or, if the respective assets are not necessary for the Assignor’s business (nicht betriebsnotwendig), realise any of its assets that are shown in its balance sheet with a book value that is significantly lower than the market value of such assets.

11.	Continuing and Independent Security

(a)	The security interest granted by the Assignor hereunder shall remain in full force and effect as a continuing security for the Secured Obligations unless and until complete and definitive discharge of the Secured Obligations.

(b)	The security interest granted by the Assignor hereunder shall be cumulative, in addition to and independent of any other security interest which the Administrative Agent and/or the other Secured Parties (and/or any of them) may at any time hold for the Secured Obligations or any rights, powers and remedies provided by law.

(c)	To the fullest extent permitted by applicable law, the Assignor waives any right it may have of first requiring the Administrative Agent to proceed against, or claim payment from, any person or enforce any guarantee or security granted by any person before enforcing this Agreement and/or its rights hereunder or pursuant hereto.

Security Assignment Agreement

12.	Application of Proceeds

(a)	Any proceeds received under this Agreement by the Administrative Agent in the event of an Enforcement pursuant to clause 9 (Enforcement) shall be applied towards payment and discharge of the Secured Obligations in accordance with the Credit Agreement.

(b)	Until the full and final satisfaction and discharge of all Secured Obligations, the Secured Parties shall be entitled to treat all proceeds received in the event of an Enforcement pursuant to clause 9 (Enforcement) as additional collateral for the Secured Obligations, notwithstanding their right to seek satisfaction from such proceeds at any time.

13.	Avoidance of Payments

If the Administrative Agent considers that any amount paid or credited to it in respect of the Credit Agreement is capable of being avoided or reduced by virtue of any applicable law, the liability of the Assignor under this Agreement and the security interest granted hereunder shall, to the extent legally permitted, and provided such avoidance is not caused by the Administrative Agent for reasons of gross negligence or wilful misconduct, continue and such amount shall not be considered to have been irrevocably paid.

14.	Further Rights of the Administrative Agent

(a)	The Administrative Agent shall have the right to execute, deliver and perfect all documents in the Assignor’s name and on the Assignor’s behalf and do all things which the Administrative Agent may consider to be required for:

(i)	carrying out any obligation imposed on the Assignor under this Agreement (including the execution and delivery of any deeds, notices, charges, assignments or other transfers of any Assigned Claims); and

Security Assignment Agreement

(ii)	enabling the Administrative Agent to exercise, or delegate the exercise of, any of the rights, powers and authorities conferred on it by or pursuant to this Agreement or by law.

(b)	The Administrative Agent may delegate to any person, at any time and from time to time, the exercise of any of its right, power or discretion (including without limitation the enforcement of the security interest created hereunder) under, and/or, to the fullest extent legally permitted, the performance of any of its obligations pursuant, this Agreement. Any such delegation may be made upon the terms (including power to sub-delegate) which the Administrative Agent may in its discretion see fit.

15.	Exculpation and Indemnity

Neither the Administrative Agent nor any other Secured Party shall be liable for any loss or damage suffered by the Assignor, except in case of wilful misconduct (Absicht) or gross negligence (grobe Fahrlässigkeit) on the part of the Administrative Agent (or any officer, employee, agent or delegate of, or appointed by, the Administrative Agent for which it is responsible pursuant to mandatory applicable law). The Assignor will fully release, discharge and indemnify the Administrative Agent and any delegate and auxiliary person of the Administrative Agent and keep them fully harmless for any claims raised or brought against them in connection with this Agreement, save in respect of loss or damage suffered as a result of the wilful misconduct (Absicht) or gross negligence (grobe Fahrlässigkeit) on the part of the Administrative Agent (or any officer, employee, agent or delegate of, or appointed by, the Administrative Agent for which it is responsible pursuant to applicable law).

16.	Taxes, Cost and Expenses

(a)	The Assignor shall bear all costs, charges, fees and expenses triggered by this Agreement and reimburse the Administrative Agent for the amount of all costs and expenses (including legal fees) reasonably incurred in connection with its negotiation, preparation, execution and amendments.

(b)	The Assignor shall pay to the Administrative Agent the amount of all costs and expenses (including legal fees) reasonably incurred in connection with the enforcement of, or the preservation of any rights under, this Agreement.

Security Assignment Agreement

17.	Reassignment of Assigned Claims

Upon complete and definitive discharge of the Secured Obligations, the Administrative Agent shall reassign all Assigned Claims to the Assignor, provided that the rights of the Administrative Agent under this Agreement shall be fully reinstated in case the discharge of the Secured Obligations has been successfully challenged by any insolvency official or any creditor of the Assignor. The Administrative Agent shall not be deemed to have made and shall not be obliged to make any representation or warranty with respect to any of the Assigned Claims so retransferred, save for the representation that it shall reassign all Assigned Claims to the Assignor free of any security.

18.	Right to Assign

(a)	The Administrative Agent (but not, for the avoidance of doubt, the Assignor) shall have the right to transfer or assign all or part of its rights (in particular, an assignment or pledge of any Assigned Claims) and/or obligations under this Agreement (including, but not limited to, a transfer of the entire contractual relationship of this Agreement (Vertragsübernahme durch einen Dritten)) to any party to whom the Administrative Agent is permitted to assign its rights or transfer its rights and obligations under the Credit Agreement (in accordance with the terms thereof). The Assignor hereby explicitly agrees to such an assignment or transfer and undertakes, upon first request from the Administrative Agent, at its own costs, to take all measures and do all acts necessary or useful in relation to such an assignment or transfer.

(b)	Subject to the terms of the Credit Agreement, the Administrative Agent and any other Secured Party may disclose to any person domiciled in Switzerland or abroad with whom they are proposing to enter into (or have entered into) any kind of assignment, transfer or accession in relation to this Agreement or the Credit Agreement, any information relating to this Agreement as they may in their discretion see fit.

Security Assignment Agreement

19.	Miscellaneous

19.1.	Conflicting provisions

In case of any conflict or inconsistency between any provision of this Agreement and the provisions of the other Loan Documents with respect to the subject matter hereof, the provisions of this Agreement shall prevail.

19.2.	Waivers and amendment

No failure on the part of the Administrative Agent to exercise, or delay on its part in exercising, any collateral rights under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of a collateral right under this Agreement preclude any further or other exercise of that or any other collateral right.

Any amendment or waiver of this Agreement or any provision of this Agreement (including this paragraph of this clause 19.2 (Waivers and amendment) shall only be binding if agreed in writing by the parties.

19.3.	Notices

All notices and other communications provided for hereunder shall be made in accordance with section 8.01 (Notices) of the Credit Agreement to the following addresses:

If to the Assignor:

Elizabeth Arden, Inc.

880 SW 145th Avenue

Pembroke Pines, Florida 33027

Attention: Marcey Becker,

Senior Vice President,

Finance & Corporation Development

Phone No.: (954) 364-6900

Fax No.: (954) 364-6920

Security Assignment Agreement

with copy to:

Elizabeth Arden International Sàrl chemin de Joinville 28 1216 Cointrin Switzerland

If to the Administrative Agent:	JPMorgan Chase Bank, N.A. Loans Agency 6th Floor 25 Bank Street, Canary Wharf London E145JP United Kingdom Attention: Loans Agency Fax: +44 (0)20 7777 2360

19.4.	Severability

If any provision of this Agreement is or becomes illegal, invalid or unenforceable in any jurisdiction, this shall not affect or impair (i) the validity or enforceability in that jurisdiction of any other provision of this Agreement or (ii) the validity or enforceability in any other jurisdiction of that or any other provision of this Agreement, and the parties will negotiate in good faith to replace the relevant provision by another provision reflecting as closely as possible the original intention and purpose of the parties.

19.5.	Counterparts

This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

19.6.	Governing Law and Jurisdiction

(a)	This Agreement (including the assignment) shall be governed by and construed in accordance with the substantive law of Switzerland (under the exclusion of the Swiss conflict of law rules).

(b)	Exclusive jurisdiction for all disputes arising out of or in connection with this Agreement including matters of validity, conclusion, binding effect, interpretation, performance or non-performance and remedies shall be with the courts of the City of Zurich, Switzerland, venue Zurich 1.

Security Assignment Agreement

(c)	The preceding paragraph is for the benefit of the Administrative Agent and the other Secured Parties which shall retain the right to take proceedings in any other courts with jurisdiction. To the fullest extent permitted by applicable law, the Secured Parties may take concurrent proceedings in any number of jurisdictions.

[SIGNATURE PAGE FOLLOWS]

Security Assignment Agreement

Signatures

Elizabeth Arden International Sàrl as Assignor

Geneva	22nd July 2016	/s/ Dirk Ulrich Henseling
Place, date		By: Dirk Ulrich Henseling
Title: Managing Director

Geneva	22nd July 2016	/s/ Marie-Anne Morgan
Place, date		By: Marie-Anne Morgan
Title: Managing Director

JPMorgan Chase Bank, N.A. as Administrative Agent

acting as Administrative Agent in its own name but for the benefit of the Secured Parties

Geneva	22nd July 2016	/s/ Tim Jacobs
Place, date		By: Tim Jacobs
Title: Authorised Officer

Geneva	22nd July 2016	/s/ Matthew Sparkes
Place, date		By: Matthew Sparkes
Title: Authorised Officer

Security Assignment Agreement

Annex 1: List of Accounts

Name and address of debtor	Invoice Number	Date	Amount owing to Assignor

Security Assignment Agreement

Annex 2: Form of Notice of Assignment to Debtors of Accounts

From:

[insert name and address of Assignor]

To:

[insert name and address of debtor]

With copy to:

[insert name and address of Administrative Agent]

[Place/Date]

Notice of Assignment – Payment Instructions

Dear Sirs

We refer to the [contract and other particulars identifying the assigned receivables in relation to the relevant customer debtor of Assignor].

You are hereby notified that [insert name of Assignor] (the Assignor) and [insert name of Administrative Agent] (the Administrative Agent) on […] 2016 have entered into a Swiss law governed assignment agreement whereby all present and future monetary claims and receivables of the Assignor against you arising out of or in connection with any contracts or other business relationships with you, whether actual or contingent, together with all ancillary and security rights (including the right to receive the proceeds of any indemnity, warranty, guarantee, negotiable instrument or collateral security) relating thereto, have been assigned to the Administrative Agent, irrespective of whether currently due or becoming due in the future.

Please be informed that as consequence of the assignment, the procedures for discharging your debts towards [insert name of Assignor] change. Please note the following:

Address for notices:

[insert name and address of Administrative Agent]

Security Assignment Agreement

Payment Instructions:

You are herewith notified and instructed to pay to the following account:

[insert details of Bank Account designated for such purpose by Administrative Agent]

Please note that only payments made to the above account (or to such other account as indicated to you by [insert name of Administrative Agent]) shall release you from any payment obligation in respect of any of the assigned claims.

Yours sincerely

[Assignor]

Name:	Name:
Title:	Title:

Security Assignment Agreement

Annex 3: List of Intra-Group Receivables

Name and address of Intra-Group Debtor	Date	Amount owing to Assignor

Security Assignment Agreement

Annex 4: Form of Notice of Assignment to Intra-Group Debtors

From:

[insert name and address of Assignor]

To:

[insert name and address of Intra-Group Debtor]

With copy to:

[insert name and address of Administrative Agent]

[Place/Date]

Notice of Assignment – Payment Instructions

Dear Sirs

We refer to the [contract and other particulars identifying the assigned intra-group claims in relation to the relevant Intra-Group Debtor].

You are hereby notified that [insert name of Assignor] (the Assignor) and [insert name of Administrative Agent] (the Administrative Agent) on […] 2016 have entered into a Swiss law governed assignment agreement whereby all present and future monetary claims and receivables of [insert name of Assignor], whether actual or contingent, whether due now or becoming due hereafter, arising from, or in connection with, the granting of intra-group loans or any other agreement, instrument or document (including intra-group sale and service agreements), including the above referred contract, together with all ancillary and security rights (including the right to receive the proceeds of any indemnity, warranty, guarantee, negotiable instrument or collateral security) relating thereto, have been assigned to the Administrative Agent irrespective of whether currently due and payable or becoming due and payable in the future.

Please be informed that as consequence of the assignment, the procedures for discharging your debts towards [insert name of Assignor] change. Please note the following:

Address for notices:

[insert name and address of Administrative Agent]

Security Assignment Agreement

Payment Instructions:

You are herewith notified and instructed to pay to the following account:

[insert details of Bank Account designated for such purpose by Administrative Agent]

Please note that only payments made to the above account (or to such other account as indicated to you by [insert name of Administrative Agent]) shall release you from any payment obligation in respect of any of the assigned claims.

Yours sincerely

[insert name of Assignor]

Name:	Name:
Title:	Title:

Security Assignment Agreement

Annex 5: List of Insurance Policies of the Assignor

Insurance Institution / Company [name; address]	Insurance Policy (date; number)	Insured Assets	Insured Risks	Insured Value	Expiration Date

Security Assignment Agreement

Annex 6: Form of Notice of Assignment to Insurance Companies

From:

[insert name and address of Assignor]

To:

[insert name and address of Insurance Company]

[place, date]

Notification Letter

Dear Sirs

We hereby notify you that pursuant to an assignment agreement dated [insert final date] (the Assignment Agreement) we have assigned for security purposes in accordance with art. 164 et seq. of the Swiss Code of Obligations to [insert name and address of Administrative Agent] (the Administrative Agent), all our claims and rights relating to the insurance policy number […] (the Insurance Policy).

Notwithstanding the above assignment, we are authorised under the Assignment Agreement to collect all amounts relating to the Insurance Policy in the ordinary course of business until an Event of Default (as defined in the Assignment Agreement) occurs and continues.

Immediately upon being notified by us or the Administrative Agent of the occurrence of an Event of Default, you shall only pay amounts relating to the Insurance Policy as directed by the Administrative Agent.

Please acknowledge receipt of this letter by sending a letter in a form identical to the enclosed letter to us with a copy to the Administrative Agent.

Security Assignment Agreement

This letter is governed by Swiss law.

Kind regards

[Assignor]

Name:	Name:
Title:	Title:

Security Assignment Agreement

Annex 7: Form of Acknowledgment Letter by Insurance Companies

From:

[insert name and address of Insurance Company]

To:

[insert name and address of Assignor]

[Place, date]

Acknowledgment of Assignment

Dear Sirs

We acknowledge receipt of your letter dated [•] 20[•].

We note that, notwithstanding the assignment referred to in your letter, you are authorised to collect amounts relating to the insurance policy number […] (the Insurance Policy) in the ordinary course of business until the occurrence of an Event of Default which is continuing. We also note that upon being notified by you or the Administrative Agent of the occurrence of an Event of Default, we shall pay any amount relating to the Insurance Policy only as directed by the Administrative Agent.

We expressly confirm that all premiums owed by you to us in respect of the assigned policies have been paid when due.

This letter is governed by Swiss law.

Kind regards

[Insurance Company]

Name:	Name:
Title:	Title:

Security Assignment Agreement

Annex 8: List of Bank Accounts

The following Bank Account(s) is/are currently held by the Seller:

Bank	Address	Account holder	IBAN	SWIFT-code	Currency
Credit Suisse AG	Place Bel-Air 2 1211 Genève 70 Switzerland	Elizabeth Arden International Sàrl	CH16 0483 5052 3385 2100 0	CRESCHZZ12A	CHF

HSBC Bank plc, London, Zurich Branch	Bederstrasse 49, 8002 Zürich Switzerland	Elizabeth Arden International Sàrl	CH07 0870 1001 0002 2300 1	HSBCCHZZ	CHF

Security Assignment Agreement

Annex 9: Form of Notice of Assignment to Swiss Account Banks

From:

[insert name and address of Assignor]

To:

[insert name and address of Swiss Account Bank]

[place, date]

With copy to:

JPMorgan Chase Bank, N.A.

Loans Agency 6th Floor

25 Bank Street, Canary Wharf

London E145JP

United Kingdom

Notification Letter

Dear Sirs

Reference is made to the existing cash bank account no […].:

[XXX-XXXXXX.XXX]

[XXX-XXXXXX.XXX]

and all other (existing or future) cash bank accounts held by us (the Assignor) with you from time to time (the Bank Accounts).

You are hereby notified that the Assignor and JPMorgan Chase Bank, N.A. Loans Agency 6th Floor, 25 Bank Street, Canary Wharf, London E145JP, United Kingdom as assignee and Administrative Agent (the Administrative Agent, which term shall include any successor, permitted assignee and transferee notified to you) on […] 2016 have entered into a Swiss law governed assignment agreement (as amended, restated or otherwise modified from time to time, the Agreement) whereby the Assignor has assigned for security purposes (Sicherungszession) all of the Assignor’s existing and future rights, claims, titles, interests and other ancillary rights in each of the Bank Accounts (the Assigned Claims) to the Administrative Agent.

Security Assignment Agreement

Any dispositions by the Assignor in respect of the Assigned Claims may pursuant to the Agreement only be made with the written authorisation of the Administrative Agent. The following authorisation is hereby given to the Assignor:

•	The Administrative Agent hereby authorises the Assignor to operate freely the Bank Accounts within the care of a prudent business man (Sorgfalt eines ordentlichen Kaufmannes) (including the withdrawal of assets from the Bank Accounts).

•	After receipt of a Revocation Notice (as defined below), this authority granted to the Assignor is terminated and you shall only validly discharge your obligations in respect of the Assigned Claims by payment to the Administrative Agent.

The revocation of the authorisation granted in favor of the Assignor to operate the Bank Accounts shall be made by written notice as attached hereto as Schedule 1 (the Revocation Notice). In this respect, you are released from any duty to verify the signature power of any individual that has signed the Revocation Notice.

You will implement the revocation as soon as reasonably practicable and in any event within one business day of actual receipt of the Revocation Notice. Until the Bank Accounts have been blocked in favor of the Administrative Agent following receipt of the Revocation Notice, you shall not inform the Assignor of receipt of the Revocation Notice.

Following implementation by you of the Revocation Notice, you may only validly discharge your obligations in respect of the Assigned Claims by payment to the Administrative Agent or any other person designated for such purpose by the Administrative Agent.

The Assignor, with respect to and for the benefit of the Administrative Agent, has irrevocably and unconditionally waived any secrecy rights in relation to the Assigned Claims. Accordingly, you are herewith authorised and instructed to disclose to the Administrative Agent upon request of the Administrative Agent any information in relation to the Bank Accounts and Assigned Claims.

The Revocation Notice and any other instructions and authorisations which are contained in this letter shall be made during business hours (08.30-17.00 local time in Zurich) and shall be sent to your above address or such other address notified by you in writing to the Administrative Agent at the above indicated address from time to time.

It is understood that you may not be in a position to comply with instructions and authorisations given hereunder if the relevant Bank Account (to which such instructions refer) has been blocked in accordance with an order of a court or another competent authority.

Security Assignment Agreement

Apart from the above, you shall have no obligation to observe any provisions, regulations or terms etc. between the Administrative Agent and the Assignor, and in particular you shall execute all transaction orders irrespective of its nature and content and shall have no obligation to monitor or to ensure that all present and future amounts standing to the credit of the Bank Account are kept in immediately available cash and are not invested.

Furthermore, we hereby ask you to waive in favour of the Administrative Agent any right of set-off, retention, pledge, assignment, other security interest or similar rights, including without limitation any pledge pursuant to your general business conditions and any other arrangement governing the Bank Accounts, in respect of the Assigned Claims except for reasonable fees, commissions and expenses up to an amount of CHF 5,000.- charged by you for the operation of the Bank Accounts in respect of which your priority rights shall continue.

This letter and the rights and obligations of any person arising from or in connection therewith, are governed by, and are to be construed in accordance with Swiss law.

Without prejudice to the Administrative Agent’s rights against the Assignor under the Agreement, any dispute arising between the Administrative Agent and/or the Assignor on the one hand and you on the other hand arising out of, or in connection with, this letter shall exclusively be submitted to competent courts according to the Bank Account general terms and conditions.

We should be grateful if you would duly sign and return to us (and for the attention of the Administrative Agent) the enclosed duplicate of the present letter. At the same time, please indicate if a different address shall be used by the Administrative Agent for future communications with you hereunder.

Yours sincerely

[insert name of Assignor]

Name:	Name:
Title:	Title:

Security Assignment Agreement

[JPMorgan Chase Bank]

Name:	Name:
Title:	Title:

Annex: mentioned.

acknowledged and agreed by:

[insert name of Swiss Account Bank]

Name:	Name:
Title:	Title:

Security Assignment Agreement

Annex 10: Form of Revocation Notice

To:

[insert name and address of Swiss Account Bank]

[place, date]

Revocation Notice

Dear Sirs

We refer to the Notice of Assignment provided to you by [insert Assignor’s name], and us dated […] and your acknowledgement as of […] regarding the bank account[s] numbered

[XXX-XXXXXX.XXX]

[XXX-XXXXXX.XXX]

(all together the Bank Account[s]) held by [insert Assignor’s name] with you.

Copies of the afore-mentioned documents are attached for ease of reference. The expressions defined or incorporated in the Notice of Assignment shall have the same meanings in this letter.

We hereby give you a Revocation Notice in accordance with the Notice of Assignment.

We herewith instruct you to accept instructions from us only and not to accept any further instructions received from [insert Assignor’s name] in respect of the Bank Account[s] without having received our written confirmation of such instructions.

We furthermore instruct you to inform us of the amounts standing to the credit of the Bank Account[s] as of the date of receipt of this Revocation Notice by you.

Security Assignment Agreement

Yours faithfully

[JPMorgan Chase Bank]

Name:	Name:
Title:	Title: